Exhibit 99.1

FOR IMMEDIATE RELEASE
Michael J. Schall Chief Financial Officer (650) 849-1600	Mary C. Jensen Director of Investor Relations (650) 849-1656

Essex Announces Second Quarter 2004 Results

Palo Alto, California-July 28, 2004-Essex Property Trust, Inc. (NYSE:ESS), a Real Estate Investment Trust (REIT) with ownership interests in apartment communities located in targeted West Coast markets, today reported its operating results for the quarter ended June 30, 2004.

For the quarter ended June 30, 2004, the Company reported net income available to common stockholders of $5.2 million, or $0.23 per diluted share, as compared to net income available to common stockholders of $9.8 million, or $0.46 per diluted share, for the quarter ended June 30, 2003.

Funds From Operations (FFO) for the quarter ended June 30, 2004 totaled $24.6 million, or $0.97 per diluted share, which includes the following non- recurring items:

  An impairment charge in the amount of approximately $800,000, or $0.031 per diluted share, related to the sale of Golden Village RV Park, which occurred in July 2004. Golden Village was one of the seven non-core RV/manufactured housing communities that were acquired in the 2002 merger with John M. Sachs, Inc. In the fourth quarter of 2003, the Company entered into master lease and option agreements with unrelated entities on these non-core assets, for an aggregate value in excess of the allocated purchase price. However, Golden Village RV Park's allocated value was more than the option value, resulting in the impairment charge.
  The Company's pro-rata share of the prepayment penalty resulting from the refinance of The Crest Apartments, which is owned by The Essex Apartment Value Fund, L.P. ("Fund I") in the amount of approximately $300,000, or $0.012 per diluted share.
  A write-off of costs related to an abandoned development project of $150,000, or $0.006 per diluted share.

FFO is a supplemental financial measurement defined by the National Association of Real Estate Investment Trusts (NAREIT) to measure and compare operating performance. A reconciliation of FFO to net income (the most directly comparable measure in accordance with the generally accepted accounting principles) is included in the Company's supplemental financial information, which can be obtained on the Company's web site. For a more comprehensive definition of FFO please refer to the last page of this press release.

	Quarter Ended June 30,
	2004	2003 (1)	% Change
	(Dollars in thousands, except per share amounts)
Revenues	$72,697	$65,315	11.3%
Net Income Available to Common Stockholders	$ 5,225	$ 9,797	-46.7%
Funds From Operations (FFO)	$24,604	$24,769	-0.7%
Per Diluted Share:
Net Income Available to Common Stockholders	$0.23	$0.46	-50.0%
Funds From Operations	$0.97	$1.05	-7.6%

  The results for the three months ended June 30, 2003 have been restated to reflect the retroactive adoption of SFAS 123, Accounting for Stock Based Compensation, and FASB Interpretation No. 46 Revised ("FIN 46R"), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.

Portfolio Composition

The following table compares Essex's regional concentrations for its multifamily portfolio as of June 30, 2004 and June 30, 2003.

	As of June 30, 2004		As of June 30, 2003
	Number of Apartment Homes	%	Number of Apartment Homes	%
Southern California	15,855	59	14,810	59
San Francisco Bay Area	4,605	17	4,293	17
Seattle Metro. Area	4,582	17	4,073	16
Portland Metro. Area	1,371	5	1,371	6
Other	578	2	578	2
Total	26,991	100	25,125	100

Property Operations

The following operating results omit properties in development or lease-up, properties owned or consolidated less than a year, and properties that are accounted for under the equity method of accounting.

A breakdown of the same-property net operating income results compared to the quarter ended June 30, 2003 for Essex's multifamily properties is as follows:

	Quarter Ended June 30, 2004
	Revenues	Operating Expenses	Net Operating Income
Southern California	3.4%	5.4%	2.6%
Northern California	-5.3%	2.6%	-8.5%
Pacific Northwest	0.5%	-0.3%	1.0%
Same-Property Average	0.3%	3.3%	-1.0%

A breakdown of the same-property financial occupancies for Essex's multifamily properties is as follows:

	For the Quarters Ended
	6/30/04	3/31/04	6/30/03
Southern California	95.2%	96.2%	95.2%
San Francisco Bay Area	96.9%	95.8%	95.4%
Pacific Northwest	95.6%	95.9%	95.2%
Same-Property Average	95.7%	96.0%	95.2%

A breakdown of same-property concessions for Essex's multifamily properties is as follows:

	For the Quarters Ended (in thousands)
	6/30/04	3/31/04	6/30/03
Southern California	$ 157.3	$ 146.8	$ 251.7
San Francisco Bay Area	97.0	166.0	182.0
Pacific Northwest	154.1	154.9	366.1
Same-Property Average	$408.4	$ 467.7	$ 799.8

On a sequential basis, total concessions for the Company's consolidated portfolio decreased to $653,100 for the quarter ended June 30, 2004, compared to $663,100 for the quarter ended March 31, 2004. On a year-over-year basis, total concessions for the quarter ended June 30, 2003 were $986,300. The average same-property concessions per turn for the quarter ended June 30, 2004 were $180, compared to $328 for the comparable period of 2003.

The following is the sequential percentage change in same-property revenues for the quarter ended June 30, 2004 versus the quarter ended March 31, 2004:

Revenues
Southern California	-0.1%
San Francisco Bay Area	0.6%
Pacific Northwest	-0.5%
All Same-Property	0.0%

Same property operating expenses for the quarter ended June 30, 2004 increased 2.8 percent compared to the previous quarter ended March 31, 2004. The Company maintains its previous guidance for operating expenses, which anticipates that same property operating expenses for the year ending December 31, 2004 will increase 2.5 percent to 3.0 percent compared to the previous comparable period.

Acquisitions

During the second quarter, the Company acquired its partner's 80 percent interest in Tierra Vista Apartments, a 404-unit apartment community located in Oxnard, California and The Pointe at Cupertino, a 116-unit apartment community located in Cupertino, California. The combined contract price for the interests was approximately $74.6 million. In conjunction with the transaction, the Company assumed a $37.3 million loan with an interest rate of 5.93 percent that matures on July 1, 2007 for Tierra Vista, and a $14.1 million loan with an interest rate of 4.86 percent, which matures on November 1, 2012 for The Pointe at Cupertino.

Development

As of June 30, 2004, the Company had ownership interests in development communities that have a combined estimated construction cost of approximately $75.1 million. This amount excludes development projects owned by the Essex Apartment Value Fund, L.P. that are described later in this press release.

The Company does not expect to start any new development projects in 2004. Additional information on the Company's current development projects can be found in the Company's supplemental financial information, which can be obtained on the Company's web site.

Redevelopment

The Company defines redevelopment communities as existing properties owned or recently acquired which have been targeted for further improvement with the expectation of increased financial returns. Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations.

The second phase of redevelopment continues at Hillcrest Park, a 608-unit apartment community located in Newbury Park, California. Upgrades to the property's recreational amenities continued during the quarter. Parking areas were upgraded and exterior landscaping has been completed. An additional bathroom was added to eight existing, two-bedroom units that previously had one bathroom, which are almost entirely occupied. A third phase to add 60 new units is currently being evaluated by the Company.

The Company continued redevelopment on Kings Road Apartments, a 196-unit apartment community located in Los Angeles, California. The property exteriors are currently being revitalized and repainted and new landscaping is being added. Wooden balconies are being upgraded with more aesthetically pleasing wrought iron balconies. In addition the Company plans to make interior upgrades to the kitchens, bathrooms and flooring.

The Company and Fund I, which jointly own Coronado Apartments, commenced redevelopment initiatives on the building's exteriors and interior corridors at Coronado South, a 715-unit apartment community located in Newport Beach, California. The building's exterior is being repaired and repainted, and wooden balconies are being replaced with wrought iron balconies. Carpet is being replaced in the interior corridors, fresh paint is being applied and new apartment-entry doors are being installed. Coronado South is located directly adjacent to Coronado North, a 732-unit, which was redeveloped by Essex in 2001.

Financing Activities

On May 13, 2004, the Company obtained a non-recourse mortgage on a previously unencumbered property in the amount of $30.7 million, with a 5.19 percent fixed interest rate for a 9-year term, maturing in May 2013, with an option to extend the maturity for one year thereafter at a floating rate of 2.5 percent over Freddie Mac's Reference Bill. During the extension period, the loan may be paid in full with no prepayment penalty.

Essex Apartment Value Fund, L.P.

In July 2001, Essex and several institutional partners formed the Essex Apartment Value Fund ("Fund I") to broaden the Company's capital alternatives. In July 2004, the Company announced the initial closing of its second Apartment Value Fund ("Fund II"). Essex's co-investment activities provide increased financial flexibility to invest in the Company's targeted West Coast markets. The objective of Essex's co-investments is to add value through rental growth and real estate appreciation, using the Company's development, redevelopment and asset management capabilities.

Fund I

Fund I has acquired and committed to develop multifamily properties initially purchased for approximately $640 million (including the estimated cost of completing development and redevelopment projects) and is now considered fully invested. The portfolio is concentrated in Southern California, and is comprised of 15 multifamily communities aggregating 4,396 apartment homes and three development communities totaling 612 apartment homes.

Fund I - Disposition Activity

On June 1, 2004, the Company, acting in its capacity of general partner of Fund I, announced that it had retained Credit Suisse First Boston (CSFB) to evaluate strategic alternatives for Fund I, which could involve the sale of the Fund I portfolio. Subsequent to retaining CSFB, over 100 marketing packages were distributed to potential investors, which resulted in the execution of more than 50 confidentiality agreements. The Company received preliminary first round bids on July 9, 2004, and is expecting final bids in the near future. Following the receipt of final bids, the Company is expected to select a prospective purchaser and potentially enter into a purchase and sale agreement, at which time the prospective purchaser will commence due diligence activities. This could result in the sale of Fund I as early as December 2004. The Company projects that its incentive or promoted interest related to the Fund I sale could exceed $18 million. There can be no assurance that the sale of Fund I will occur.

Fund I - Development and Redevelopment Activity

As of June 30, 2004 Fund I has two development communities currently under construction, totaling 480 multifamily units for an estimated total cost of $101.7 million. For the communities under construction, approximately $17.1 million remains to be expended.

During the second quarter, Fund I continued redevelopment on Rosebeach Apartments, a 174-unit apartment community located in La Mirada, California. During the quarter, the Company worked on finalizing the garage amenity upgrades, which should be completed in the third quarter.

Fund I - Financing Activities

On May 27, 2004, the Fund obtained a non-recourse mortgage in a refinance of the mortgage on The Crest Apartments, obtaining a new mortgage in the amount of $62.0 million, with a 5.24 percent fixed interest rate for a 9-year term, which matures in May 2013, with an option to extend the maturity for one year thereafter at a floating rate of 2.5 percent over Freddie Mac's Reference Bill. During the extension period, the loan may be paid in full with no prepayment penalty. The property was previously encumbered in the amount of $35.3 million with a 7.99 percent fixed interest rate, which was due to mature in July 2005. The Fund incurred a $1.3 million pre-payment fee in conjunction with the early repayment.

Fund II

On July 1, 2004, the Company announced the initial closing of the Essex Apartment Value Fund II, L.P. ("Fund II"). The total equity capital committed to Fund II at this time by Essex and other investors is $195 million. It is expected that upon the final closing, Fund II's equity commitments will be approximately $250 million.

As with Fund I, Essex is the general partner of Fund II and will also acquire a minimum 20 percent limited partner interest. Fund II expects to utilize leverage of approximately 65 percent of the estimated value of the underlying real estate portfolio which, assuming that the targeted $250 million equity commitment is achieved, will allow the Company to invest approximately $700 million in its targeted West Coast markets. As with Fund I, Essex will be compensated for its asset management, property management, development and redevelopment services and may receive incentive payments if Fund II exceeds certain financial return benchmarks.

Other Company Information

Essex's total market capitalization at June 30, 2004 was approximately $3.2 billion. The Company's mortgage notes payable had an average maturity of 9.4 years and an average interest rate of 6.0 percent. As of June 30, 2004, the Company's debt-to-total-market-capitalization ratio was 39.1 percent.

On July 26, 2004, Standard and Poor's publicly announced its existing issuer credit ratings of BBB/Stable/-- for Essex Property Trust, Inc. and Essex Portfolio L.P., and issued a new rating of BBB- on its Senior Unsecured Debt for Essex Portfolio L.P.

On May 13, 2004, the Company declared its regular quarterly cash dividend of $0.79 per common share, which was payable on July 15, 2004 to shareholders of record as of June 30, 2004. On an annualized basis, the dividend represents a distribution of $3.16 per common share.

Essex originally released FFO guidance for 2004 in a press release dated December 15, 2003. Since that time, these estimates have been impacted by the adoption of Accounting Pronouncements (FIN 46 and FAS 123), and several nonrecurring items that were not included in the original guidance. These changes are reflected in the table below along with the revised FFO guidance:

	1Q-04	2Q-04	3Q-04	4Q-04(1)	FYE-04
Original Guidance announced on 12/15/03
High End	$1.03	$1.06	$1.07	$1.13	$4.29
Low End	$1.02	$1.04	$1.04	$1.09	$4.19
FFO Impact from adoption of FIN 46R, announced on May 17, 2004	$(0.015)	$(0.015)	$(0.015)	$(0.015)	$(0.06)
FFO Impact from non-recurring items described in this press release	--	$(0.05)	--	--	$(0.05)
FFO Impact from the write-off of placement costs upon the expected redemption of the Series E Preferred Units (2)(3)	--	--	$(0.06)	--	$(0.06)
FFO Impact from a pending property disposition and the Redemption of the Series E Preferred Units (2)	--	--	$(0.01)	$0.03	$0.02
Increased costs related to Sarbanes Oxley Act of 2002 (SOX)	--	--	$(0.01)	$(0.01)	$(0.02)
Revised Guidance
High End	$1.02	$0.97	$0.98	$1.13	$4.10
Low End	$1.02	$0.97	$0.94	$1.08	$4.01

(1) The company expects to have miscellaneous non- recurring income ranging from $0.05 to $0.06 per diluted share in the fourth quarter of 2004 as stated in its original guidance.

(2) The Company's previous guidance for 2004 did not assume any property dispositions. The Company now expects to sell a property in August 2004 to a condominium converter that could generate approximately $80 million in net proceeds, which represents an approximate 4% unleveraged yield (CAP rate) on annualized operations. A portion of the proceeds from this sale is expected to be used to redeem the Series E Preferred Units.

(3) FFO Impact from the write-off of placement costs for the Series E Preferred Units upon their redemption.

The revised estimates exclude the potential FFO impact from the sale of Fund I.

This press release and accompanying supplemental financial information has been filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed on the Company's Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Company's Investor Relations at (650) 494-3700.

Conference Call with Management

The Company will host an earnings conference call with management on Thursday, July 29, 2004, at 11:00 a.m. PDT - 2:00 p.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (800) 478-6251 - a passcode is not required. A replay of the call is also available via the Internet for two weeks following the live call, and can be accessed through the Company's website at www.essexpropertytrust.com. A digital replay is also available at (888) 203-1112 - password 317058. If you are unable to access the information via the Company's Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Company Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 125 multifamily properties (26,991 units), and has 1,056 units in various stages of development.

Funds from Operations

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Further, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2004 FFO per share estimates and all the amounts set forth in the chart under the caption "Other Company Information" in this press release, future same property operating expenses, our portfolio allocations, anticipated timing and costs of completion and stabilization of property developments and redevelopments, the potential sale of the Fund I properties and the potential incentive or promoted interest related to such sale, the Company's projected development projects in 2004, the expected redemption of the Series E Preferred Units, future leasing activities, anticipated closing and anticipated equity commitment amount of Fund II, the financial impact of the lease and purchase agreements with respect to the Company's recreational vehicle parks and manufactured housing communities, future construction costs, and estimated values of properties. The Company's actual results may differ materially from those projected in such forward- looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in closing Fund II, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2003.

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